                                                                   EXHIBIT 99.1


                  Vista and Midland Resources Complete Merger

     MIDLAND, Texas, Oct. 28 / PRNewswire/ -- Vista Resources Partners, L.P. and Midland Resources, Inc. (Amex: MLD) today announced the completion of a merger between the two companies. The shares of common stock of the combined company, called Vista Energy Resources, Inc., will begin trading on the American Stock Exchange under the symbol "VEI" on Thursday, October 29, 1998. Also as a result of the merger, Midland Resources' currently outstanding warrants will continue to be traded on the American Stock Exchange under the symbol "VEI.WS" and will become exercisable for shares of Vista's common stock on a one for one basis.

     At a special meeting of Midland Resources shareholders held today, holders of 69 percent of Midland Resources common shares outstanding voted in favor of the merger. Pursuant to the Merger Agreement. Midland Resources shareholders will receive one share of Vista common stock for each Midland Resources share. Record holders of Midland Resources common stock will be sent letters of transmittal with instructions for changing their stock certificates.

     Effective with the merger, Vista will have approximately 16.3 million shares outstanding. Vista's asset base is located in the Permian Basin and in the onshore regions of the Texas Gulf Coast. Combined daily net production is approximately 1800 barrels of crude oil and 5300 Mcf of natural gas per day. The combined reserve base, pro forma at December 31, 1997, totals approximately
14.1 million barrels of crude oil equivalents. The reserves are approximately 70 percent oil and over 90 percent operated by Vista.

     Randy Hill, Vista's Chairman and Chief Executive Officer, said "This merger brings numerous drilling and exploitation opportunities to increase the size and value of Vista. Over the next 14 months we intend to drill 25 to 30 locations spending an estimated $9.0 to $12.0 million, excluding acquisitions. Because of the complementary nature of the companies' asset bases, the combination of Vista and Midland Resources will generate an estimated savings of $1.6 million in annual general administrative and lease operating expenses. Coupled with our proven acquisition, exploitation and exploration strategy we believe this combined group of assets will help us continue to rapidly growing Vista's equity value on a per share basis."



                                     (more)

  This announcement includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21F of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, estimates with respect to reserves and growth opportunities. Although Vista believes that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include risks inherent in drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, and other risks more fully described in Vista's filings with the Securities and Exchange Commission.

     Vista Energy Resources, Inc. (Amex: VEI) is engaged in the acquisition, development, production of, and exploration for, oil and natural gas. Vista owns and operates oil and gas properties principally in the Permian Basin of West Texas and Southeastern New Mexico and in the onshore regions of the Texas Gulf Coast.

SOURCE  Vista Resources Partners, L.P.
     -0-                            10/28/98
     /CONTACT: C. Randall Hill of Vista Energy Resources, Inc., 915-570-5045/ (VEI MLD


                                      -30-